Exhibit 99.1

Air Water Ventures Ltd. to Go Public Through Business Combination with Athena
Technology Acquisition Corp. II

●	Air Water Ventures is a first mover in direct air-to-water technology

●	Parties will seek to raise up to $60 million in PIPE financing in connection with the transaction

●	All existing Air Water Ventures investors to roll their equity into a combined company

●	Combined company expected to be listed on the NYSE

NEW YORK, NY and ABU DHABI, UAE April 20, 2023 – Air Water Ventures Ltd., a first mover in direct air-to-water technology (the “Company”), and Athena Technology Acquisition Corp. II (NYSE: ATEK.U) (“Athena Technology II” or “ATEK”), a publicly listed special purpose acquisition company (“SPAC”), today jointly announced that they have entered into a definitive agreement for a business combination (“Business Combination”) that will result in the formation of The Air Water Company (“The Air Water Company”). The Business Combination values the Company at a pre-money equity value of $300 million. Upon closing of the Business Combination, subject to approval by Athena Technology II stockholders and other customary requirements, The Air Water Company is expected to be listed on the New York Stock Exchange (the “NYSE”). The Business Combination is expected to close in the first quarter of 2024.

Headquartered in Abu Dhabi, the Company is a first mover in direct air-to-water technology, producing quality drinking water at a lower cost and environmental impact than bottled water. The Company has developed proprietary technology that it believes delivers consistent high-quality drinking water within an internal or external environment. Its airflow system is designed to extract the maximum amount of water while using minimum electricity, and its plug-and-play technology can be sited almost anywhere there is power without pipework or traditional water infrastructure.

Led by Alex Guy (Chairman and CEO) and Dave Cupit (Engineering Director), the Company’s leadership team is composed of industry experts with proven track records of building commercial enterprises with decades of experience in the materials, energy, and finance industries.

The Company’s product portfolio is designed to meet the needs of different market segments, from household to industrial, with a production capacity ranging from 2 to 50,000 liters per day. The Company’s first-of-kind bottling plants offer long-term, contracted offtake of large-scale water production to institutional customers.

“This proposed Business Combination is an extraordinary milestone for Air Water Ventures Ltd. and all of those who will benefit from the environmental impact that we are looking to make,” said Alex Guy, Chairman and CEO of the Company. “Not only do we believe this transaction will allow us to accelerate our growth, expand our reach, and continue our track record of disruptive innovation, but we also believe it will help make an impact on a global scale.”

“Air Water Ventures is a category leader in a technology that is changing the way we use one of the world’s most essential resources,” said Isabelle Freidheim, Chief Executive Officer and Chairman of Athena Technology II’s board of directors.

To date, the Company is one of the largest producers of sustainable water in the world and provides water to several hotel groups and government departments across the Middle East. With these relationships, the new combined entity, The Air Water Company, hopes to eliminate the use of plastic water bottles entirely on a grand scale.

Transaction Overview

Pursuant to the Business Combination, Athena Technology II, which currently holds approximately $261 million of cash in trust, will combine with the Company. The Company’s existing equity security holders are expected to hold approximately 42% of the issued and outstanding shares of common stock of The Air Water Company immediately following the consummation of the transaction, assuming no redemptions by Athena Technology II’s existing shareholders and up to $60 million in intended financing.

The board of directors of Athena Technology II and the board of directors of the Company have both unanimously approved the proposed Business Combination. Completion of the Business Combination is subject to customary closing conditions, including the approval of the shareholders of Athena Technology II and the receipt of certain governmental and regulatory approvals, and is expected to be completed in the first quarter of 2024.

For a summary of the material terms of the transaction, as well as a copy of the business combination agreement and investor presentation, please see the Current Report on Form 8-K to be filed by Athena Technology II with the SEC available at www.sec.gov. Additional information about the Business Combination will be described in the registration statement relating to the transaction, which will be filed with the SEC.

Advisors

Jett Capital Advisors, LLC is serving as financial advisor to the Company. Cohen & Company Capital Markets, a division of J.V.B. Financial Group, LLC is serving as financial and capital markets advisor to Athena Technology II.

White & Case LLP is acting as U.S. legal counsel to Air Water Ventures Ltd. and Latham & Watkins LLP is acting as U.S. legal counsel to Athena Technology II.

About Air Water Ventures Ltd.

The Company is a sustainable water solutions company that specializes in making high-quality drinking water from the air. The Company is currently focused on the development and manufacturing of its product portfolio of atmospheric water generators. Years of research and development have allowed us to design air-to-water machines that we believe work efficiently inside and out. By utilizing advanced air-to-water technology, the Company’s experts have created a way for consumers to enjoy drinking water from the humidity in the air — rather than relying on global reserves.

About Athena Technology Acquisition Corp. II

Athena Technology Acquisition Corp. II (NYSE: ATEK.U, ATEK, ATEK WS), incorporated in Delaware, is a special purpose acquisition company incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. ATEK is the third SPAC founded by Isabelle Freidheim, who also serves as its Chief Executive Officer, with Kirthiga Reddy as President and Anna Apostolova as Chief Financial Officer.

Forward-Looking Statements

Certain statements made herein are not historical facts but may be considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended, and the “safe harbor” provisions under the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook” or the negatives of these terms or variations of them or similar terminology or expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include but are not limited to, statements regarding future events, the expectation that the Business Combination between ATEK and the Company will occur and that The Air Water Company will be listed on the NYSE, the estimated or anticipated future results and benefits of The Air Water Company following the Business Combination, including its ability to successfully execute its business plan, the likelihood, and ability of the parties to successfully consummate the Business Combination and future opportunities for The Air Water Company, and other statements that are not historical facts.

These statements are based on the current expectations of ATEK’s and/or the Company’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on, by any investor as a guarantee, an assurance, a prediction, or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of ATEK and the Company. These statements are subject to a number of risks and uncertainties regarding the Company’s business and the Business Combination, and actual results may differ materially. These risks and uncertainties include, but are not limited to: general economic, political and business conditions; the inability of the parties to consummate the Business Combination or the intended financing; the occurrence of any event, change, or other circumstances that could give rise to the termination of the agreement governing the Business Combination; the number of redemption requests made by ATEK’s shareholders in connection with the Business Combination; the outcome of any legal proceedings that may be instituted against the parties following the announcement of the Business Combination; the risk that the approval of ATEK’s shareholders for the potential transaction is not obtained; the anticipated capitalization and enterprise value of The Air Water Company following the consummation of the Business Combination; the ability of The Air Water Company to issue equity, equity-link or other securities in the future; expectations related to the terms and timing of the Business Combination; failure to realize the anticipated benefits of the Business Combination, including as a result of a delay in consummating the Business Combination; the risk that the Business Combination may not be completed by ATEK’s business combination deadline and the potential failure to obtain an extension of its business combination deadline, if sought by ATEK; the risks related to the rollout of the Company’s business and the timing of expected business milestones; the ability of The Air Water Company to execute its growth strategy, manage growth profitably, and retain its key employees; the ability of The Air Water Company to obtain or maintain the listing of its securities on the NYSE following the Business Combination; costs related to the Business Combination; and other risks that will be detailed from time to time in filings with the U.S. Securities and Exchange Commission (the “SEC”). The foregoing list of risk factors is not exhaustive. There may be additional risks that could also cause actual results to differ from those contained in these forward-looking statements. In addition, forward-looking statements provide ATEK’s expectations, plans, or forecasts of future events and views as of the date of this communication. And while ATEK may elect to update these forward-looking statements in the future, ATEK specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing ATEK’s assessments as of any date subsequent to the date of this communication. Accordingly, undue reliance should not be placed upon the forward-looking statements. Nothing herein should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that the results of such forward-looking statements will be achieved.

Additional Information and Where to Find It

In connection with the Business Combination, ATEK, the Company, and The Air Water Company are expected to prepare a registration statement on Form F-4 (the “Registration Statement”) to be filed with the SEC by The Air Water Company, which will include preliminary and definitive proxy statements to be distributed to ATEK’s shareholders in connection with ATEK’s solicitation for proxies for the vote by ATEK’s shareholders in connection with the Business Combination and other matters as described in the Registration Statement, as well as the prospectus relating to the offer of the securities to be issued to the Company’s shareholders in connection with the completion of the Business Combination. After the Registration Statement has been filed and declared effective, ATEK will mail a definitive proxy statement and other relevant documents to its shareholders as of the record date established for voting on the Business Combination. ATEK’s shareholders and other interested persons are advised to read, once available, the preliminary proxy statement/prospectus and any amendments thereto and, once available, the definitive proxy statement/prospectus, in connection with ATEK’s solicitation of proxies for its special meeting of shareholders to be held to approve, among other things, the Business Combination, because these documents will contain important information about ATEK, the Company, The Air Water Company, and the Business Combination. This communication is not a substitute for the Registration Statement, the definitive proxy statement/prospectus, or any other document that ATEK will send to its shareholders in connection with the Business Combination. Shareholders may also obtain a copy of the preliminary or definitive proxy statement, once available, as well as other documents filed with the SEC regarding the Business Combination and other documents filed with the SEC by ATEK, without charge, at the SEC’s website located at www.sec.gov or by directing a request to Athena Technology Acquisition Corp. II, Attn: Isabelle Freidheim, 442 5th Avenue, New York, NY.

INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ, WHEN AVAILABLE, THE REGISTRATION STATEMENT, PROXY STATEMENT/PROSPECTUS, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE BUSINESS COMBINATION AND THE PARTIES TO THE BUSINESS COMBINATION. Investors and security holders will be able to obtain copies of these documents (if and when available) and other documents filed with the SEC free of charge at www.sec.gov. The definitive proxy statement/ prospectus (if and when available) will be mailed to shareholders of ATEK as of a record date to be established for voting on the Business Combination. Shareholders of ATEK will also be able to obtain copies of the proxy statement/prospectus without charge, once available, at the SEC’s website at www.sec.gov.

Participants in the Solicitation

ATEK, the Company, The Air Water Company, and their respective directors, executive officers, other members of management, and employees, under SEC rules, may be deemed participants in the solicitation of proxies of ATEK’s shareholders in connection with the Business Combination. Investors and security holders may obtain more detailed information regarding ATEK’s directors and executive officers in ATEK’s filings with the SEC, including ATEK’s Annual Report on Form 10-K, and amendments thereto, and Quarterly Report on Form 10-Q, in each case, as filed with the SEC. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to ATEK’s shareholders in connection with the Business Combination, including a description of their direct and indirect interests, which may, in some cases, be different than those of ATEK’s shareholders generally, will be set forth in the Registration Statement. Shareholders, potential investors, and other interested persons should read the Registration Statement carefully when it becomes available before making any voting or investment decisions.

No Offer or Solicitation

This communication is for informational purposes only and is neither an offer to purchase, nor a solicitation of an offer to sell, subscribe for, or buy any securities or the solicitation of any vote in any jurisdiction pursuant to the Business Combination or otherwise, nor shall there be any sale, issuance, or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act.

Athena Technology II Contact

Bevel PR

Athena@bevelpr.com

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